Exhibit 10.2

RESIDEO TECHNOLOGIES, INC.

NON-EMPLOYEE DIRECTOR DEFERRAL ELECTION

2020 Election Form

As a non-employee director of Resideo Technologies, Inc. (“Resideo”), you are entitled to earn and receive an annual cash retainer for service on the Resideo Board of Directors (the “Board”) and earn and receive other fees relating to your service as a chairperson of the Board or as chairperson or member of any committee of the Board, as applicable (per annum, collectively, the “Annual Director Fees”).  You may also receive an annual grant of restricted stock units of Resideo for service on the Board during 2020 and for each subsequent year thereafter (each an “Annual Equity Award”).

Resideo has adopted the Resideo Deferred Compensation Plan for Non-Employee Directors (the “Director Deferred Plan”) in order to provide you with the ability to defer your Annual Director Fees in order to save on a tax-deferred basis. The Compensation Committee has also permitted you to defer settlement of your Annual Equity Award in accordance with the terms of the  2018 Stock Plan for Non-Employee Directors of Resideo Technologies, Inc. (the “Stock Plan”).

Annual Director Fees Election

The Director Deferred Plan provides participants with an opportunity to voluntarily defer 100% of your Annual Director Fees:

•

Cash deferral:  Elect to retain your Annual Director Fees in cash form and defer payment of such amounts, generally until the first day of the seventh (7th) calendar month following your separation of service from Resideo (“Cash Deferred Fees”).

OR

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Equity deferral:  Elect to convert your Annual Director Fees into deferred stock units of Resideo that each represent the right to receive one share of Resideo’s common stock by dividing (i) the Annual Director Fees that otherwise would have been paid with respect to the applicable calendar quarter but for this executed deferral election by (ii) the Fair Market Value (as defined in the Director Deferred Plan) of a share of Resideo’s common stock as of the payment date, subject to the maximum annual individual share limit (“Maximum Annual Limit”) under the Stock Plan.  Settlement of the units would be deferred, generally until the first day of the seventh (7th) calendar month following your separation of service from Resideo (“Equity Deferred Fees”). If the number of deferred stock units you are entitled to receive as Equity Deferred Fees when aggregated with any equity grant you have received from Resideo on or prior to the applicable grant date during the year, including your Annual Equity Award, would exceed the Maximum Annual Limit, any Annual Director Fees that you receive in excess of the Maximum Annual Limit shall be deferred in cash form and shall instead be considered Cash Deferred Fees. You agree that only full deferred stock units shall be credited to your account.  For the first three quarters of the fiscal year any portion of the Annual Director Fees remaining due to a fractional deferred stock unit shall carry forward to the next fiscal quarter and be added to the deferred Annual Director Fees amount directed to your account for such fiscal quarter.  For the final quarter of the fiscal year, any portion of the Annual Director Fees remaining due to a fractional deferred stock unit shall be forfeited.

If you choose to defer your Annual Director Fees, any such cash deferral or equity deferral is vested as of the date(s) such fees are otherwise payable in cash to non-employee directors of the Board.

AND/OR

Annual Equity Award Deferral Election

Similarly, the Stock Plan provides you with an additional opportunity to voluntarily defer 100% of your Annual Equity Award, once it has vested in accordance with the terms and conditions of the related award agreement and the Stock Plan, generally until the first day of the seventh (7th) calendar month following your separation of service from Resideo (“Deferred Equity Award”).

Exhibit 10.2

DEFERRAL ELECTIONS

Annual Director Fees (for year 2020 and beyond)

I, ___________________________, being a non-employee member of the Board of Directors of Resideo, hereby elect to
(check only one):

_____Defer 100% of my Annual Director Fees to a cash sub-account in accordance with the Director Deferred Plan and defer receipt of these Cash Deferred Fees until the seventh (7th) calendar month following my separation of service from Resideo (or such other time as provided under the Director Deferred Plan).

____Receive 100% of my Annual Director Fees in the form of deferred stock units in accordance with the Director Deferred Plan and defer settlement of these units until the seventh (7th) calendar month following my separation of service from Resideo (or such other time as provided under the Director Deferred Plan), provided that if I become subject to the Stock Plan’s Maximum Annual Limit for the year, the remaining Annual Director Fees that cannot be deferred into deferred stock units will be deferred into the cash sub-account as provided in the Director Deferred Plan.

____Receive 100% of my Annual Director Fees payable in cash on the date(s) such fees are otherwise payable.

Annual Equity Award (for year 2020 and beyond)

I, ___________________________, being a non-employee member of the Board of Directors of Resideo, hereby elect to
(check only one):

____Defer settlement of 100% of my Annual Equity Award, if any, until the seventh (7th) calendar month following my separation of service from Resideo (or such other time as provided under the Stock Plan or applicable Award).

____Permit the settlement of 100% of my Annual Equity Award in accordance with the terms and conditions of the related award agreement and the Stock Plan.

Timing of Election; VESTING and Tax Matters

I understand the following in connection with my Annual Director Fees and Annual Equity Award:

•

These elections will be effective only if this signed, dated and completed form is received by Erich Barnes, VP Total Rewards (erich.barnes@resideo.com), no later than December 31, 2019.  If I fail to submit this election form by December 31, 2019, I will be deemed to have elected to receive (1) all of my Annual Director Fees in cash on the date(s) such fees are otherwise payable and (2) my Annual Equity Award, if any, pursuant to the terms and conditions of its award agreement and the Stock Plan.

•	I have received and reviewed copies of the applicable award agreements, the Director Deferred Plan and the Stock Plan, as applicable.
•

My elections will apply to all of my Annual Director Fees earned and received in 2020 and each year thereafter and my Annual Equity Award granted in 2020 and my elections are irrevocable for the duration of 2020.  My elections will also apply to all subsequent years, until I make a new election. If I wish to change my election for 2021 or any subsequent year, I must do so during the annual election period preceding the year in which my services relating to the Annual Director Fees were performed or the Annual Equity Award, if any, was granted (e.g., if I no longer wish to defer my Annual Director Fees and Annual Equity Award in 2022, I would submit my revised deferral election form no later than the end of the election period in 2021).

•

I acknowledge and agree that my Annual Equity Award is unvested when granted and shall vest in in accordance with the terms and conditions of the related award agreement and the Stock Plan.  Any portion of my Annual Equity Award that does not vest in accordance with the same shall not be deferred under the Stock Plan and shall be forfeited.

•

If I elect to (1) receive my Annual Director Fees in the form of deferred stock units or (2) defer my Annual Equity Grant, I acknowledge that my receipt of shares of Resideo’s common stock in settlement of the related deferred stock units will be taxable as ordinary income to me based on the value of the shares on the date of settlement. I further acknowledge that regardless of my deferral elections, Annual Director Fees are subject to FICA/SECA taxation at the time that they would have been paid, had no deferral occurred under the Director Deferred Plan and similarly my Annual Equity Grant is subject to FICA/SECA taxation upon the first anniversary of the grant date, when the award vests.

Because individual circumstances may vary, Resideo cannot provide tax advice and you should consult with your own tax advisor regarding the income tax consequences of your potential election.

Signature of Non-Employee Director	Date

Return to Erich Barnes, VP Total Rewards (erich.barnes@resideo.com), no later than December 31, 2019

US.124068547.07